Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-198791, 333-209446, 333-215092, and 333-222006 on Form S-8 of our reports dated December 13, 2018, relating to the financial statements and financial statement schedule of Civitas Solutions, Inc., and the effectiveness of Civitas Solutions, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Civitas Solutions, Inc. for the year ended September 30, 2018.
/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 13, 2018